Exhibit 99.1
ManorCare
News Release

For Immediate Release

Contact:
Geoffrey G. Meyers, Chief Financial Officer
419/252-5545
e-mail: gmeyers@hcr-manorcare.com

Manor Care Reports Third-Quarter Earnings

Board Declares Quarterly Dividend of 15 Cents per Common Share

TOLEDO, Ohio, October 21, 2005 — Manor Care, Inc. (NYSE:HCR) today announced third-quarter earnings per share of 60 cents per diluted share, which includes the positive impact of certain unusual items that produced a net gain of about 8 cents per share. This compares to 45 cents per diluted share in the 2004 third quarter. Revenues of $840 million increased from $807 million a year ago, and net income was $50 million compared with $39 million in the prior-year quarter.

For the nine months, revenues were $2.55 billion, compared with $2.40 billion for the first nine months of 2004. Net income was $129 million, or $1.49 per diluted share, compared with $120 million, or $1.35 per diluted share, a year ago, including the impact of the recently announced upward revision to 2005 first-half earnings.

Manor Care’s Board of Directors declared a quarterly cash dividend on the company’s common stock of 15 cents per share, which is payable on November 28, 2005 to shareholders of record on November 14, 2005.

Paul A. Ormond, Manor Care chairman, president and CEO, said, “Occupancy in our skilled nursing centers rebounded to a more normal level, improving over 70 basis points from what we achieved in the second quarter. Our actions during the quarter to build census also returned our quality mix of Medicare, managed care and private pay revenues back to its historical high of 71 percent of revenues. Growth of our

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hospice and home care business has accelerated since its reorganization earlier this year, driven primarily by hospice growth. Sequentially, hospice revenues grew 7 percent from the 2005 second quarter.

“Our clinical skills and patient outcome successes continued to draw a larger mix of high-acuity patients requiring more intensive care. We also began to see a shift of patients out of higher cost facilities as inpatient rehabilitation facilities (IRFs) transitioned into the ‘75% rule.’ This led to a sequential increase in our average Medicare rates for the quarter. The skills of our professional staff and our increased emphasis on caring for shorter-term patients requiring more intense rehabilitation position us well to serve many of the patients who typically have been admitted to IRFs, particularly those requiring therapy following joint replacement. We have demonstrated a track record of success in meeting patients’ outcome goals and improving their ability to function independently. In addition, the much lower cost setting of skilled nursing centers supports initiatives promoted by CMS and other major payors to contain spending by placing patients in the most appropriate cost setting for their care.”

Solid financial controls led to higher margins during the quarter. This was aided by the increase in labor rates from the prior year moderating to the 3 to 4 percent range.

“Our operating improvement in the third quarter, combined with lower income tax payments, generated robust cash flow from operations of $140 million,” Mr. Ormond said. “Operating cash flow for the first three quarters of 2005 now stands at over $290 million.” During the quarter, Manor Care completed construction of a skilled nursing center. Three nursing centers are under construction, as are 13 nursing center expansions. In addition, the company purchased a Chicago-area hospice business during the quarter, and recently completed the conversion of its Norman, Oklahoma nursing center into a long-term acute care hospital (LTACH).

The company repurchased 7.7 million of its outstanding shares during the third quarter at a cost of about $290 million, including shares purchased through an accelerated repurchase agreement. These repurchases were financed by the issuance

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in August of $400 million of 2.125% convertible senior notes due in 2035. Related actions reduced potential dilution upon future conversion of these notes by effectively increasing the conversion price to $59.66 per share, representing a 60 percent conversion premium. Also related to the issuance of the convertible notes, Manor Care redeemed $100 million principal amount of the company’s 71/2% senior notes due in 2006.

Three unusual items during the third quarter led to a net gain of approximately 8 cents per share. Manor Care realized a net gain of about $17 million primarily related to the sale of three non-strategic nursing centers in New Mexico, which was partially offset by a facility-related asset impairment charge of $2.5 million and debt extinguishment costs of about $4 million related to the tender of the 71/2% senior notes.

“A strong focus and a concerted effort on building skilled nursing census returned our occupancy close to its historical trend line in the third quarter,” Mr. Ormond said. “We still have opportunities to build on this success and further increase census, but we made substantial progress during the quarter. We are optimistic that the strong commitment our employees have shown will keep us moving forward.”

At 9:00 a.m. Eastern Time today, Manor Care will hold a conference call to discuss the company’s results and performance for the 2005 third quarter. The toll-free number for the call is 1-888-634-8435. Callers to this number will be able to listen to the company’s discussion and have the opportunity to ask questions. The call will also be webcast live in the Investor Information section of Manor Care’s website www.hcr-manorcare.com. For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the live call. To access the rebroadcast, dial 1-800-642-1687. The conference ID number is 9985962. This rebroadcast will be available until midnight, October 27. A recording of the call will also be available on Manor Care’s website for 90 days.

Manor Care, Inc., through its operating group HCR Manor Care, is a leading provider of short-term post-acute and long-term care. The company’s nearly 60,000

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employees provide high-quality care for patients and residents through a network of more than 500 skilled nursing centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home health care offices. Alliances and other ventures supply high-quality pharmaceutical products and management services for professional organizations. The company operates primarily under the respected Heartland, ManorCare and Arden Courts names. Manor Care is committed to being the preeminent care provider in the industry. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such forward-looking statements reflect management’s beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by the company with the Securities and Exchange Commission and include changes in the health care industry because of political and economic influences, changes in regulations governing the industry, changes in reimbursement levels including those under the Medicare and Medicaid programs, changes in the competitive marketplace, and changes in current trends in the cost and volume of general and professional liability claims. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

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Manor Care, Inc.
Consolidated Statements of Income (unaudited)

	Three months ended Sept. 30,		Nine months ended Sept. 30,
	2005	2004	2005	2004
		(In thousands, except per share amounts)
Revenues	$840,279	$806,818	$2,553,240	$2,403,291
Expenses
Operating	688,154	663,403	2,116,525	1,982,518
General and administrative	39,673	34,045	116,619	101,942
Depreciation and amortization	34,592	31,943	103,668	95,966
Asset impairment	2,451	—	2,451	—

	764,870	729,391	2,339,263	2,180,426

Income before other income (expenses) and
income taxes	75,409	77,427	213,977	222,865
Other income (expenses):
Interest expense	(11,026)	(10,150)	(31,358)	(32,117)
Early extinguishment of debt	(4,053)	(11,162)	(4,053)	(11,162)
Gain on sale of assets	17,296	1,696	17,505	3,371
Equity in earnings of affiliated companies	1,276	1,765	4,099	5,662
Interest income and other	1,635	278	2,708	1,195

Total other income (expenses), net	5,128	(17,573)	(11,099)	(33,051)

Income before income taxes	80,537	59,854	202,878	189,814
Income taxes	30,350	20,779	74,249	69,514

Net income	$50,187	$39,075	$128,629	$120,300

Earnings per share:
Basic	$.61	$.45	$1.52	$1.38
Diluted	$.60	$.45	$1.49	$1.35
Weighted-average shares:
Basic	81,699	86,158	84,737	87,250
Diluted	83,651	87,802	86,482	89,220
Cash dividends declared per common share	$.15	$.14	$.45	$.42

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Manor Care, Inc.
Condensed Consolidated Balance Sheets (unaudited)

	September 30,	December 31,
	2005	2004
	(In thousands)
Cash	$143,869	$32,915
Other current assets	549,310	507,452
Property and equipment	1,481,453	1,495,152
Other	305,735	305,179

Total assets	$2,480,367	$2,340,698

Current liabilities	$487,725	$402,254
Long-term debt	854,819	555,275
Other long-term liabilities	378,614	399,010
Shareholders’ equity	759,209	984,159

Total liabilities and shareholders’ equity	$2,480,367	$2,340,698

Shares outstanding	78,766	85,990
YTD shares repurchased $303.6 million	8,064

Selected Statistics (unaudited)

	Quarter ended September 30,
	2005	2004
Occupancy	88%	89%
Revenue allocation:
Private and other	33%	33%
Medicare	38%	36%
Medicaid	29%	31%
Quality Mix	71%	69%
Per Diems:
Private and other (excluding assisted living)	$213.70	$200.45
Private and other (assisted living)	$118.08	$113.95
Medicare	$361.13	$338.60
Medicaid	$146.49	$136.64
Number of Facilities:
Skilled nursing facilities	276	282
Assisted living facilities:
Springhouses	11	12
Arden Courts	54	54

Total	65	66

Number of Beds:
Skilled nursing facilities	37,942	38,973
Assisted living facilities	5,080	5,079
Outpatient therapy clinics	91	88
Hospice and home health offices	99	94
Skilled nursing facility wage rate increases
third quarter 2005 to 2004	3%
Cash flow from operations (in millions)	$140	$87
Capital Expenditures (in millions):
Maintenance and renovations	$25	$25
New construction	$8	$9